Exhibit 99.1

Natural Health Trends Announces Fourth Quarter and Full Year 2016
Preliminary Financial Results

LOS ANGELES – January 17, 2017 – Natural Health Trends Corp. (NASDAQ: NHTC), a leading direct-selling and e-commerce company that markets premium quality personal care, wellness, and “quality of life” products under the NHT Global brand, today announced preliminary financial results for the fourth quarter and full year of 2016.

The Company estimates total revenue for the fourth quarter ended December 31, 2016 to be $62.3 million, which represents a decrease of 15% compared to $73.7 million in the fourth quarter of 2015. For the full year ended December 31, 2016, the Company estimates total revenue to be $287.7 million, which represents an increase of 9% compared to $264.9 million in 2015. The Company further estimates that its deferred revenue at December 31, 2016 was $4.9 million, compared to $4.2 million at September 30, 2016. At December 31, 2015, deferred revenue was $4.0 million, compared to $4.5 million at September 30, 2015.

Earnings per diluted share for the fourth quarter ended December 31, 2016 are estimated to be in the range of $1.50 to $1.70, compared to $1.13 per diluted share in the fourth quarter of 2015. For the full year ended December 31, 2016, the Company estimates earnings per diluted share to be in the range of $4.64 to $4.84, compared to $3.82 per diluted share in 2015.

“As our revenue estimate suggests, we believe our top-line remained under pressure during the early part of the fourth quarter as a result of the G20 Summit in Hangzhou in September which negatively impacted our local members’ abilities to organize activities and hampered overall productivity in the region,” commented Chris Sharng, President of Natural Health Trends Corp. “In addition, the Chinese yuan’s 7% depreciation against the Hong Kong dollar effectively increased the price of our products in the currency of our Chinese members which contributed to further weakness. We look forward to a successful 2017 as we have re-tooled our member training and motivation initiatives. EPS is expected to have improved significantly over the prior year quarter as we reduced costs from the ongoing incentive programs.”

The Company expects to issue its complete fourth quarter and full year 2016 financial results in early February. The estimates for the Company’s financial results are preliminary and have not yet been reviewed by its independent accountants. Significant updates and revisions may be required before the release of the Company’s fourth quarter and full year 2016 financial results. In addition, the Company’s financial results will include other factors necessary to calculate additional financial metrics, including gross profit and net income.

About Natural Health Trends Corp.
Natural Health Trends Corp. (NASDAQ: NHTC) is an international direct-selling and e-commerce company operating through its subsidiaries throughout Asia, North America, and Europe. The Company markets premium quality personal care products under the NHT Global brand. Additional information can be found on the company’s website at www.naturalhealthtrendscorp.com.

Forward-Looking Statements
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Forward-looking statements in this press release do not constitute guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those anticipated. Such risks and uncertainties include the risks and uncertainties detailed under the caption “Risk Factors” in Natural Health Trends Corp.’s Annual Report on Form 10-K filed on March 4, 2016 with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

CONTACTS:

Company Contact:
Scott Davidson
Senior Vice President and Chief Financial Officer
Natural Health Trends Corp.
Tel: 310-541-0888
scott.davidson@nhtglobal.com

Investors:
ADDO Investor Relations
Tel: 310-829-5400
investor.relations@nhtglobal.com

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